Exhibit No. 99.1

ESW Group® receives notification of transfer of verification for Phoenix™ product

Monday, September 16, 2013

Montgomeryville, PA. – (PRESS RELEASE)

On September 10, 2013, ESW Group® received notification from California Air Resource Board (“ARB”) that ESW CleanTech Inc., a wholly owned subsidiary of Environmental Solutions Worldwide Inc., has met the requirements under Verification Procedure,  Warranty, and In-Use Compliance Requirements for In-Use Strategies to Control Emissions from Diesel Engines, Title 13, California Code of Regulations, Sections 2700-2711, and the verifications of the Phoenix™ product have been transferred to ESW CleanTech, Inc., from Cleaire Advanced Emission Control, LLC, (“Cleaire”). We expect additional verifications related to the court approved asset sale from Cleaire, including but not limited to Lonestar™ product, to be approved for transfer by ARB to ESW CleanTech, Inc. in the near future.

ARB has issued Executive Order DE-13-004for the Phoenix™ Diesel Particulate Filter System for Off-Road vehicles.

The verification of the Phoenix™ system for Off-Road vehicles is an important milestone for ESW Group® with the recent announcement from ARB that it has received authorization from the United States Environmental Protection Agency to commence enforcing the In-Use Off-Road Diesel Vehicle Regulation in the state of California as of July 1, 2014.

About Environmental Solutions Worldwide Inc.,

Headquartered in Montgomeryville, PA, Environmental Solutions Worldwide, Inc. is a publicly traded company engaged through its wholly owned subsidiaries ESW America, Inc., Technology Fabricators Inc., ESW Technologies Inc., ESW CleanTech, Inc., and ESW Canada, Inc. (together, “ESW Group®” ) in the design, development, manufacturing, testing and sales of technologies for both the environmental control, military and OEM sectors. ESW Group® currently manufactures and markets catalytic emission control products and support technologies for diesel, gasoline and alternative fueled engines. The ESW Group® of Companies also operates a comprehensive emissions testing laboratory that is capable of certification / verification testing for EPA / CARB & Mine Safety and Health Administration (“MSHA”).

Safe Harbor

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (The “Act”). In particular, when used in the preceding discussion, the words “pleased” “plan,” “confident that,” “believe,” “expect,” or “intend to,” and similar conditional expressions are intended to identify forward looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, the risks and potential costs associated with integrating the operations of the assets acquired from Cleaire with the operations of the Company, the Company incurring unexpected liabilities relating to operating such acquired assets, the failure to realize the synergies anticipated by the acquisition of such acquired assets, market conditions, general acceptance of the Company’s products and technologies, competitive factors, the ability to successfully complete additional financings and other risks described in the Company’s SEC reports and filings.

 FOR MORE INFORMATION CONTACT:

Environmental Solutions Worldwide Inc.

Email: Investor-relations@cleanerfuture.com

www.eswgroup.com